Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Madison Square Garden Entertainment Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities

Fees to be Paid	Equity	Class A common stock, par value $0.01 per share	457(c)	8,221,188	$32.41	$266,407,597	0.0001102	$29,358.12

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$266,407,597		$29,358.12

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$29,358.12

(1)

Includes shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of Madison Square Garden Entertainment Corp. subject to the underwriters’ option to purchase additional shares from the selling stockholder named in the registration statement to which this exhibit relates.

(2)

Pursuant to Rule 457(c), the proposed maximum offering price per share of Class A common stock registered hereunder is based on the average of the high and low prices of the Class A common stock as reported on The New York Stock Exchange on September 12, 2023, which was $32.41 per share.